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                                                                   EXHIBIT 10(2)


                    AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (the "Agreement"), effective as of April 4th, 2001 is entered into by and between INNOVATIVE GAMING CORPORATION OF AMERICA, a Minnesota corporation (herein referred to as the "Company") and REDWOOD CONSULTANTS, LLC, a California limited liability company (herein referred to as the "Consultant").

                                    RECITALS

WHEREAS, Company is a publicly- held corporation with its common stock traded on the Nasdaq Smallcap Market; and

WHEREAS, Company desires to engage the services of Consultant to represent the company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and to consult with management concerning such Company activities;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company and the Consultant hereby agrees to provide services to the Company commencing April 4th, 2001 and ending on April 3rd, 2006.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1:

               (a) Consult and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

               (b) Introduce the Company to the financial community;

               (c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

               (d) Assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations wit h brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

               (e) Perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing press releases for the Company with the Company's involvement and approval by the Company's management and General Counsel of press releases, reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and, at the Company's request and subject to

                                       1.
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the Company's securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

               (f) Upon the Company's direction and approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

               (g) Upon the Company's approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

               (h) At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and,

               (i) Otherwise perform as the Company's consultant for public relations and relations with financial professionals.

3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities as provided in Section 2 hereof and which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. It is explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock. It is further understood that although the Consultant has agreed that the Company shall be its exclusive gaming industry client, the Consultant is not working exclusively for the Company and that after the first twelve months of this Agreement the Consultant's commitments to other clients will require the Consultant to provide similar services to one or more additional clients and may limit the amount of time and energy that Consultant can devote to Client. It is finally understood that the Company is entering into this Agreement with Redwood Consultants, LLC, a limited liability company and not any individual member of Redwood Consultants, LLC, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Redwood Consultants, LLC, leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement. Notwithstanding the foregoing, in the event both Anthony D. Altavilla and Jens Dalsgaard leave the Consultant, the Company shall be entitled to terminate this Agreement immediately.

4. Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate Redwood Consultants, LLC, as follows:

       4.1 For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant as "Compensation"
(a) 400,000 shares of the Company's Common Stock ("Common Stock"), (b) 150,000 5 year Convertible Preferred Shares ("Convertible Preferred") whereby One (1) share of Convertible Preferred can be converted into Ten (10) common shares equaling an aggregate of 1,500,000 shares of Common Stock and (c) warrants for 1,500,000

                                       2.
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shares of the Company's common stock ("Warrants") at the following exercise prices: warrants to acquire 200,000 shares of the Company's common stock at $1 per Common Stock share, warrants to acquire 200,000 shares of Common Stock at $2 per Common Stock share, warrants to acquire 200,000 shares of Common Stock at $3 per Common Stock share, warrants to acquire 200,000 shares of Common Stock at $4 per Common Stock share, warrants to acquire 200,000 shares of Common Stock at $5 per Common Stock share, warrants to acquire 250,000 shares of Common Stock at $7.50 per Common Stock share, and warrants to acquire 250,000 shares of Common Stock at $10 per Common Stock share. The said securities (Common Stock, Convertible and Warrants) shall have "piggy back" rights to any registration statement the Company files. The said securities are to be delivered to Consultant following the signing of this Agreement. The Compensation shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The Compensation constitutes payment for Consultant's agreement to consult to the Company and is a nonrefundable, non-apportionable, and non-ratable retainer. Except as set forth in Section 18 hereof, if the Company decides to terminate this Agreement prior to April 3, 2006 for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Compensation paid to it hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the Compensation paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the Compensation.

       4.2 The Compensation shares issued pursuant to this agreement shall be issued in the names of The Altavilla Family Trust - 2001, u/t/a/ dated March 6, 2001 (200,000 shares, 52,500 Convertible Preferred Shares, 525,000 Warrants), Jens Dalsgaard (200,000 shares, 52,500 Convertible Preferred Shares, 525,000 Warrants), and Jeff Lamberson (0 shares, 45,000 Convertible Preferred Shares, 450,000 Warrants).

       4.4 With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares"), Company shall cause to be issued a certificate representing the Common Stock and a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been duly authorized by the Company. Company warrants that all Securities issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Consultant shall have been duly authorized by the Company's board of directors.

       4.5 Consultant acknowledges that the shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares") have not been registered under the Securities Act of 1933, and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act.

                                       3.
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       4.6 In connection with the acquisition of Shares hereunder, the
Consultant represents and warrants to the Company, to the best of its/his knowledge, as follows:

               (a) Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested.

               (b) Consultant's investment in restricted securities is reasonable in relation to the Consultant's net worth, which is in excess of ten
(10) times the Consultant's cost basis in the Shares. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933, and (ii) a purchaser described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

               (c) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

       4.7 Ownership Interest Limited to 4.9% of the Company. In no event shall
(i) Consultant, including, without limitation, any officer, director, managing director, affiliate, employee, client or agent, or (ii) anyone purchasing Shares from Consultant or any such person or entity be permitted to own or exercise dominion or control over shares representing in excess of 4.9% of the ownership of the Company. In the event Consultant or any such party desires to convert any Convertible or Warrant into Shares of the Company, and such conversion would increase the ownership of the person or entity to whom such Shares are issued to in excess of 4.9% of the ownership of the Company, such conversion shall be prohibited until such time as the ownership interest of such person or entity is reduced such that the conversion will not result in the ownership of in excess of 4.9% of the ownership of the Company.

5. Financing "Finder's Fee". It is understood that in the event Consultant introduces Company, or its nominees, to a lender or equity purchaser, not already having a preexisting relationship with the Company, with whom Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 3% of total gross funding provided by such lender or equity purchaser, such fee to be payable in cash. This 3% will be in addition to any fees payable by Company to any other intermediary, if any, which shall be the subject of separate agreements negotiated between Company and such other intermediary. It is also understood that in the event Consultant introduces Company, or its nominees, to an acquisition candidate, either directly or indirectly through another intermediary, not already having a preexisting relationship with the Company, which Company, or its nominees, ultimately acquires or causes the completion of such acquisition, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 2% of total gross consideration provided by such acquisition, such fee to be payable in cash. This 2% will be in addition to any fees payable by Company to any other intermediary. It is specifically understood that Consultant is not and does not hold itself out be a Broker/Dealer, but is rather merely a "Finder" in reference to the

                                       4.
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Company procuring financing sources and acquisition candidates. Any obligation to pay a "Finder's Fee" hereunder shall survive the merging, acquisition, or other change in the form of entity of the Company and to the extent it remains unfulfilled shall be assigned and transferred to any successor to the Company.

       5.1 It is further understood that Company, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition.

However, Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities.

       5.2 Company agrees that said compensation to Consultant shall be paid in full at the time said financing or acquisition is closed, such compensation to be transferred by Company to Consultant within seven (7) business days of the execution of the financing of acquisition closing document.

Payment of said compensation, shall be a condition precedent to the closing of such financing or acquisition, and Company shall execute any and all documents necessary to effect said compensation.

       5.3 As further consideration to Consultant, Company, or its nominees, agrees to pay with respect to any financing or acquisition candidate provided directly or indirectly to the Company by any lender or equity purchaser covered by this Section 5 during the period of one year from the close of the term of this Agreement, a fee to Consultant equal to that outlined in Section 5 herein.

       5.4 Consultant will notify Company of introductions it makes for potential sources of financing or acquisitions in a timely manner (within approximately 3 days of introduction) via facsimile memo. If Company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant immediately within one (1) business day of Consultant's facsimile to Company of such circumstance via facsimile memo.

         5.5 Consultant acknowledges that the Company's payment of any finder's fees in connection with the extension of credit or any financing is subject to prior approval by the Company's gaming regulatory authorities. As such, with respect to the obligations set forth in Section 5 of this Agreement, such obligations are effective upon approval of the Nevada Gaming Control Board and the Nevada Gaming Commission, and the approval of any other gaming regulatory authority as required by applicable gaming laws, rules and regulations. Should any prior approval not be obtained, then Section 5 of this Agreement shall be null and void and Consultant shall not be entitled to any compensation for its assistance in arranging any financing or extension of credit.

6. Non-Assignability of Services. Consultant's services under this contract are offered to Company only and may not be assigned by Company to ant entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-assignability of Consultant's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and

                                       5.
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transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by the Company herein, and to Shareholders.

7. Expenses. Consultant agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

9. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

10. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

11. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company or the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

                                       6.
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12. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:
Innovative Gaming Corporation of America
Roland M. Thomas
Chairman/CEO
333 Orville Wright Court
Las Vegas, NV 89119

       With a copy to:              Loren A. Piel, Esq.
                                    General Counsel
                                    Innovative Gaming Corporation of America
                                    333 Orville Wright Court
                                    Las Vegas, NV  89119

To the Consultant:
Redwood Consultants, LLC
Anthony D Altavilla, Managing Director
Jens Dalsgaard, Managing Director
81 Throckmorton Avenue
Mill Valley, CA  94941

       It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

15. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that San Francisco County, CA. will be the venue of any dispute and will have jurisdiction over all parties.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including


                                       7.
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section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph.

17. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18. Regulatory Matters.

         18.1 PROHIBITED CONTRACTS. Consultant acknowledges that the Company, together with its parent and affiliated corporations, partnerships and companies (collectively, "INNOVATIVE"), is subject to the provisions of the gaming laws, rules and regulations of each jurisdiction in which Company is licensed to conduct business including, without limitation, the following acts and any rules, regulations or orders promulgated thereunder: (i) the Nevada Gaming Control Act, (ii) the Mississippi Gaming Control Act, (iii) the New Jersey Casino Control Act, and (iv) any other act, laws, statutes, ordinances, rules, regulations or tribal compact governing any casino operation (collectively, the "ACTS"), which prohibit a gaming licensee from entering into any contract or agreement with (a) a person who is found unsuitable, who is denied a license, or whose license was revoked by the gaming authorities of any state, nation, tribe or any other gaming regulatory board, agency or commission (each a "COMMISSION"), or (b) any business enterprise under control of such person without the prior approval of the appropriate Commission.

         18.2 LICENSING AND REGULATORY REQUIREMENTS. Consultant hereby covenants and agrees to use its best efforts to comply and to cause each of its directors, officers, partners, members and employees (each an "AFFILIATE") to comply with the requirements of all Acts to the extent the Acts apply. Consultant shall complete and submit to the Company, and shall cause its Affiliates to complete and submit to the Company, background investigation consent forms and shall supply such further information as may be reasonably necessary for Company to meet its obligations under Company's Compliance Plan. If any Commission requests that Consultant or any Affiliate (i) provide information to, (ii) file an application with, (iii) respond to written or oral questions, (iv) cooperate in a background investigation, (v) appear before such Commission, or (vi) comply with any other request, Consultant agrees to use its best efforts to comply fully, and to cause each Affiliate to comply fully, with such request. Consultant hereby agrees to promptly provide the Company with written notice of any Commission request and to keep the Company informed of the status of all such requests and actions taken in response thereto. By entering the Agreement, Consultant hereby represents and warrants that neither Consultant nor any Affiliate has been found unsuitable or denied any license or approval by any Commission. In the event that Consultant has been found unsuitable or has been denied any license or approval, prior approval of each Commission is required before the Agreement can be effective. If there has been a finding of unsuitability or a denial of any license or approval, immediately contact the Company's General Counsel either via telephone at 702-614-7199 or via letter to Innovative Gaming Corporation of America, 333 Orville Wright Court, Las Vegas, Nevada 89119 Attention: General Counsel.

         18.3 TERMINATION OF AGREEMENT. In the event (i) Consultant or any Affiliate fails to abide by the requirements of this Section 18, or (ii) Consultant or any Affiliate is found unsuitable or unqualified for any license, registration, approval or finding of suitability, or otherwise to be associated with a gaming licensee by any Commission, or (iii) Company determines in the exercise of

                                       8.

its sole and absolute discretion that Consultant's or any Affiliate's continued association with Company may result in (a) the disapproval, modification or non-renewal of any contract under which Company has sole or shared authority to manage any gaming operations, or (b) the loss, non-renewal or non-reinstatement of any license, registration, approval, finding of suitability or franchise held by Company to conduct any portion of Company's business, or (c) the imposition of any fine or the taking of any disciplinary action by any Commission, Company shall be entitled immediately to terminate the Agreement and any unexercised Warrants or unconverted Convertible and the Company shall thereafter have no liability to Consultant or any Affiliate for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages, or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability.

19. Neither party to this Agreement shall be deemed to be granted under the terms of this Agreement any right, title or interest in or to the trademarks, trade names, service marks, copyrights, patents or other intellectual property of the other party. The Consultant and Company expressly acknowledge and agree that neither party is granted under this Agreement the right to use or incorporate in any materials, including without limitation marketing materials, the name, logos, trademarks, or copyrights of the other party without the advance approval of such party.

20. The parties shall perform all of their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, ordinances, rules, regulations, codes or orders.

21. This Agreement is effective on the date of execution or, upon approval of the Nevada Gaming Control Board or Nevada Gaming Commission (or any other gaming authority with jurisdiction over the Company or its operations) if such approval is required, whichever is later. Should any such prior approval be required, but not obtained, then this Agreement shall be null and void.

AGREED TO:

INNOVATIVE GAMING CORPORATION OF AMERICA


Date: July ___    , 2001           By: ______________________________________
                                       Roland M. Thomas, Chairman/CEO



REDWOOD CONSULTANTS, LLC



Date: July ___    , 2001           By:_______________________________________
                                      Anthony D. Altavilla, Managing Director



Date: July ___    , 2001           By:_______________________________________
                                      Jens Dalsgaard, Managing Director

                                       9.